EXHIBIT 99.1

Argos Therapeutics Reports Second Quarter 2015 Financial Results and Operational Highlights

- Independent Data Monitoring Committee (IDMC) Recommended Continuation of Pivotal Phase 3 ADAPT Clinical Trial of AGS-003 -

- Completed Patient Enrollment in Pivotal Phase 3 ADAPT Clinical Trial of AGS-003 -

- Established Scientific Advisory Board -

- Conference Call and Webcast Today, August 12th, at 4:30 p.m. ET -

DURHAM, N.C., Aug. 12, 2015 (GLOBE NEWSWIRE) -- Argos Therapeutics, Inc. (Nasdaq:ARGS), an immuno-oncology company focused on the development and commercialization of fully individualized immunotherapies for the treatment of cancer based on the Arcelis® technology platform, today reported financial results for the second quarter ended June 30, 2015 and provided an update on the Company's clinical programs.

"We have made important progress this quarter in our ongoing pivotal phase 3 ADAPT trial with AGS-003 for the treatment of metastatic renal cell carcinoma (mRCC)," said Jeff Abbey, president and chief executive officer. "We are pleased with the independent data monitoring committee's (IDMC) recommendation to continue the trial following the first of three planned interim data analyses. We look forward to further IDMC reviews and interim data analyses as the trial advances. In parallel, we have continued the build-out of our centralized manufacturing facility to support anticipated commercialization efforts and we recently drew down the second and final tranche of $12.5 million under our debt facility with Horizon Technology Finance Corporation and Fortress Credit Co LLC which provides us with additional capital as we continue to progress our plan to becoming a fully-integrated commercial company."

Mr. Abbey continued, "Since the close of the second quarter, we also announced two significant and exciting accomplishments, including the completion of patient enrollment in the ADAPT trial and the formation of our first ever Scientific Advisory Board, which includes world renowned physicians and scientists. We look forward to the insight and guidance these experts will provide us on the many aspects of our development programs, most importantly the continued development of AGS-003. We believe that their input will be critical as we seek to initiate additional phase 2 trials with AGS-003 in other RCC settings and additional tumor types."

Recent Operational Highlights:

  In April 2015, the Company entered into a license agreement with Lummy HK for the development of personalized immunotherapies to treat cancer in China.
    Lummy HK licensed the rights to manufacture, develop and commercialize AGS-003 for the treatment of cancer in China, Hong Kong, Taiwan and Macau.
    Lummy HK has agreed to pay Argos a royalty on net sales of AGS-003 at a rate in the teens and up to an aggregate of $20 million for regulatory and commercial milestones.
    Argos sold $10 million of its common stock to an affiliate of Lummy and the China BioPharma Capital I Fund.
  In June 2015, the IDMC recommended the continuation of the company's pivotal phase 3 ADAPT clinical trial following the first of three planned interim data analyses. This data analysis took place at the point that the Company reached approximately 25% of events.
    The Second interim data analysis by the IDMC at approximately 50% of events is expected during the first half of 2016.
  In July 2015, the pivotal phase 3 ADAPT clinical trial of AGS-003 in combination with standard targeted therapy for the treatment of mRCC reached its enrollment goal of at least 450 randomized patients.
    The breakdown of patients enrolled in the ADAPT study is approximately 75% intermediate risk patients, meaning they present with 1 or 2 risk factors at diagnosis, and approximately 25% poor risk patients, meaning they present with either 3 or 4 risk factors at diagnosis.
  In July 2015, the Company established a Scientific Advisory Board (SAB).
    Inaugural members include distinguished oncologists and immunologists to provide perspectives in further research and development of AGS-003.
  In July 2015 the Company initiated an early stage RCC trial of AGS-003 at Roswell Park Cancer Institute in Buffalo, NY.
  In August 2015, the Company received the second and final tranche of $12.5 million under its debt facility with Horizon Technology Finance Corporation and Fortress Credit Co LLC.

Selected Second Quarter 2015 Financial Results

Net loss attributable to common stockholders for the three months ended June 30, 2015 was $19.6 million, or $0.95 per share, compared to a net loss attributable to common stockholders of $12.0 million, or $0.61 per share, for the same period in 2014. Net loss attributable to common stockholders for the six months ended June 30, 2015 was $37.2 million, or $1.84 per share, compared to a net loss attributable to common stockholders of $22.8 million, or $1.52 per share, for the same period in 2014.

Revenue for the three months ended June 30, 2015 totaled $0.1 million compared to $0.5 million for the same period in 2014. Revenue for the six months ended June 30, 2015 totaled $0.3 million compared to $1.3 million for the same period in 2014.

Research and development expense for the three months ended June 30, 2015 totaled $16.1 million compared to $10.6 million for the same period in 2014. Research and development expense for the six months ended June 30, 2015 totaled $30.9 million compared to $19.0 million for the same period in 2014.

General and administrative expense for the three months ended June 30, 2015 totaled $2.9 million compared to $1.9 million for the same period in 2014. General and administrative expense for the six months ended June 30, 2015 totaled $5.3 million compared to $3.8 million for the same period in 2014.

As of June 30, 2015, Argos' cash, cash equivalents and short-term investments totaled $30.6 million compared to $56.2 million as of December 31, 2014.

Conference Call and Webcast Details

Argos executive management will host a conference call beginning at 4:30 p.m. Eastern Time today to discuss these results and to answer questions.

To participate by telephone, please dial (855) 433-0930 (Domestic) or (484) 756-4271 (International). The conference ID number is 3804616. A live and archived audio webcast can be accessed through the Investors section of the Company's website at www.argostherapeutics.com. The archived webcast will remain available on the Company's website for fourteen (14) days following the call.

About the Arcelis® Technology Platform

Arcelis® is a fully individualized immunotherapy technology that captures mutated and variant antigens that are specific to each patient's disease. It is designed to overcome immunosuppression by producing a durable memory T-cell response without adjuvants that may be associated with toxicity. The Company believes that the technology is potentially applicable to a wide range of different cancers, and is designed to overcome many of the manufacturing and commercialization challenges that have impeded other individualized cancer immunotherapies. The Arcelis® process uses only a small tumor or blood sample and the patient's own dendritic cells, which are collected and optimized following a single leukapheresis procedure. The proprietary process uses RNA isolated from the patient's disease sample to program dendritic cells to target disease specific antigens. The activated, antigen-loaded dendritic cells are then formulated into the patient's plasma and administered via intradermal injection.

About Argos Therapeutics

Argos Therapeutics is an immuno-oncology company focused on the development and commercialization of fully individualized immunotherapies for the treatment of cancer using its Arcelis® technology platform. Argos' most advanced product candidate, AGS-003, is being evaluated in the pivotal ADAPT phase 3 clinical trial for the treatment of metastatic renal cell carcinoma (mRCC). The Company is also developing a separate Arcelis®-based product candidate, AGS-004, for the treatment of HIV, currently being evaluated in a phase 2 clinical trial aimed at HIV eradication in adult patients. For more information about Argos Therapeutics, visit www.argostherapeutics.com.

Forward Looking Statements

Any statements in this press release about Argos' future expectations, plans and prospects, including statements about Argos and other statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including whether Argos' cash resources will be sufficient to fund our continuing operations for the period anticipated; whether results obtained in clinical trials will be indicative of results obtained in future clinical trials; whether Argos' product candidates will advance through the clinical trial process on a timely basis or at all; whether the clinical trial data will warrant submission for regulatory approval ; whether Argos' product candidates will receive approval from the United States Food and Drug Administration or equivalent foreign regulatory agencies; whether, if product candidates obtains approval, they will be successfully distributed and marketed; and other factors discussed in the "Risk Factors" section of Argos' Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 which is on file with the SEC. In addition, the forward-looking statements included in this press release represent the Argos' views as of August 12, 2015. Argos anticipates that subsequent events and developments will cause Argos' views to change. However, while Argos may elect to update these forward-looking statements at some point in the future, Argos specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Argos' views as of any date subsequent to August 12, 2015.

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenue	$ 107,391	$ 473,163	$ 286,162	$ 1,271,951

Operating expenses
Research and development	16,084,834	10,569,134	30,851,816	19,041,329
General and administrative	2,909,358	1,865,822	5,280,559	3,799,298

Total operating expenses	18,994,192	12,434,956	36,132,375	22,840,627

Operating loss	(18,886,801)	(11,961,793)	(35,846,213)	(21,568,676)

Interest expense	(725,522)	(171,604)	(1,320,437)	(346,436)
Other income (expense), net	7,505	149,866	15,617	(69,399)

Net loss	(19,604,818)	(11,983,531)	(37,151,033)	(21,984,511)

Accretion of redeemable convertible preferred stock	—	—	—	(863,226)

Net loss attributable to common stockholders	$ (19,604,818)	$ (11,983,531)	$ (37,151,033)	$ (22,847,737)

Net loss attributable to common stockholders per share, basic and diluted	$ (0.95)	$ (0.61)	$ (1.84)	$ (1.52)

Weighted average shares outstanding, basic and diluted	20,622,326	19,655,187	20,145,747	15,041,501

ARGOS THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2015	2014

Assets
Current assets
Cash and cash equivalents	$ 22,991,967	$ 37,223,590
Short-term investments	7,564,886	19,016,347
Restricted cash and other current assets	2,395,142	1,277,366

Total current assets	32,951,995	57,517,303
Property and equipment, net	15,549,242	5,513,555
Other assets	452,590	1,336,020

Total assets	$ 48,953,827	$ 64,366,878

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$ 4,674,131	$ 1,860,491
Accrued expenses	2,785,276	1,405,378
Current portion of notes payable	15,345	30,885

Total current liabilities	7,474,752	3,296,754
Long-term portion of notes payable	20,294,069	19,796,545
Long-term portion of manufacturing research and development obligation	4,256,902	3,475,552
Long-term portion of facility lease obligation	7,620,660	3,380,223
Deferred liabilities	4,578,500	3,066,000
Total stockholders' equity	4,728,944	31,351,804

Total liabilities and stockholders' equity	$ 48,953,827	$ 64,366,878
CONTACT: Media:
         Adam Daley
         Berry & Company Public Relations
         adaley@berrypr.com
         (212) 253-8881

         Investors:
         John Menditto
         Argos Therapeutics, Inc.
         jmenditto@argostherapeutics.com
         (919) 908-0687